UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 16, 2012

        Jabil Circuit, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14063	38-1886260
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (727) 577-9749

                                                         N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 16, 2012, as previously disclosed in a Current Report on Form 8-K filed by Jabil Circuit, Inc. (the “Company”) with the Securities and Exchange Commission on October 18, 2012, the Company’s Board of Directors (the “Board”) appointed Mark T. Mondello, currently the Company’s Chief Operating Officer, to succeed Timothy L. Main as Chief Executive Officer, effective March 1, 2013.

On November 19, 2012, the Board’s Compensation Committee determined Mr. Mondello’s cash compensation for fiscal year 2013. Mr. Mondello will receive a salary of $925,000. He will also be eligible for an annual cash incentive for fiscal year 2013 with a target amount of 150% of his salary. The actual amount will be determined by the Compensation Committee, after the end of fiscal year 2013, based on: (1) various levels of the Company’s “core operating income” and “core operating profit margin” and (2) “core return on invested capital.” These salary and annual cash incentive changes are effective September 1, 2012 (the first day of fiscal year 2013).

For purposes of this Current Report on Form 8-K, the applicable defined terms have the meanings specified below:

•

“Core operating income” is the Company’s operating income under U.S. generally accepted accounting principles before amortization of intangibles, stock-based compensation expense and related charges and goodwill impairment charges, subject to certain adjustments relating to acquisitions.

•	“Core operating profit margin” is the Company’s core operating income divided by net revenue, subject to certain adjustments relating to acquisitions.

•

“Core return on invested capital” is based on the Company’s core operating income, net of tax plus the tax effect of interest expense divided by the average total debt and stockholder’s equity balances less the average cash and cash equivalent balance, subject to certain adjustments relating to acquisitions.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JABIL CIRCUIT, INC. (Registrant)

November 26, 2012	By:	/s/ Forbes I.J. Alexander
Forbes I.J. Alexander
Chief Financial Officer

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